                       [Letterhead of Hogan & Hartson L.L.P.]


                                   June 16, 1999

Board of Trustees
Equity Residential Properties Trust
Two North Riverside Plaza
Suite 400
Chicago, Illinois  60606

Ladies and Gentlemen:

     We have acted as counsel to Equity Residential Properties Trust, Inc., a Maryland real estate investment trust (the "Company"), in connection with the registration statement on Form S-3 (the "Registration Statement") and the prospectus included therein, which includes certain documents incorporated by reference including the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (the "Prospectus"), filed by the Company with the Securities and Exchange Commission relating to the possible issuance by the Company of up to 3,089,547 shares (the "Common Shares") of common stock, par value $.01 per share, if and to the extent that, the Company elects to issue the Common Shares to the holders of 3,089,547 units of Limited Partnership interest ("Units") in ERP Operating Limited Partnership. (the "Operating Partnership") upon the tender of such Units for redemption. In connection with the Registration Statement, we have been asked to provide you with our opinions on certain federal income tax matters. Capitalized terms used in this letter and not otherwise defined herein have the meanings set forth in the Registration Statement.

     The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (including its practices and policies in issuing private letter rulings, which are not binding on the Internal Revenue Service except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the Internal Revenue Service or a court of competent jurisdiction, or of a contrary position by the Internal Revenue Service or the Treasury Department in regulations or rulings issued in the future.

     In rendering our opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following:

     (1) the Registration Statement;

     (2) the Prospectus;

Board of Trustees
Equity Residential Properties Trust
June 16, 1999
Page 2

     (3) the Second Amended and Restated Declaration of Trust of the Company as certified by the State Department of Assessments and Taxation of the State of Maryland on June 16, 1999 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect;

     (4) the Fifth Amended and Restated ERP Operating Limited Partnership Agreement of Limited Partnership, dated August 1, 1998;

     (5) the articles of incorporation, by-laws and stock ownership information of Equity Residential Properties Management Corp., Equity Residential Properties Management Corp. II, Evans Withycombe Management, Inc. and ML Services, Inc. (the "Management Corps."), and Wellsford Real Properties, Inc. ("WRP Newco"), a company in which the Operating Partnership owns non-voting preferred stock and a minority of the common stock;

     (6) the partnership agreements or limited liability company agreements of Equity Residential Properties Management Limited Partnership and Equity Residential Properties Management Limited Partnership II (collectively, the "Management Partnerships"), and all other partnerships or limited liability companies in which the Operating Partnership has an interest, including Evans Withycombe Residential, L.P. (collectively, the partnerships in which either the Operating Partnership or Evans Withycombe Residential, L.P. has an interest, other than the Management Partnerships, may be referred to as the "Subsidiary Partnerships") other than Subsidiary Partnerships formed after January 1, 1997 and those acquired in connection with the acquisition of Merry Land & Investment Company, Inc. ("Merry Land");

     (7) the articles of incorporation, by-laws and stock ownership information of the various "qualified REIT subsidiaries" wholly-owned by the Company (collectively, the "QRS Corporations");

     (8) the Joint Proxy Statement/Prospectus/Information Statement furnished to the shareholders of the Company on September 14, 1998 in connection with the acquisition of Merry Land by the Company (the "Proxy Statement"); and

     (9) other necessary documents.

     The opinions set forth in this letter also are premised on certain written representations of the Company and the Operating Partnership made to us, which relate, INTER

Board of Trustees
Equity Residential Properties Trust
June 16, 1999
Page 3

ALIA, to the Company and to EQR and Wellsford as predecessors by merger to the Company (the "Representation Letter").

     In our review, we have assumed, with your consent, that:

     (i) All of the representations and statements set forth in the documents we reviewed (the "Reviewed Documents") are true and correct, any such representation or statement made as a belief or made "to the knowledge of" or similarly qualified is correct and accurate without such qualification, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms.

     (ii) The Company, the Operating Partnership, the Management Partnerships, the Management Corps., the QRS Corporations and the Subsidiary Partnerships each have been and will continue to be operated in the manner described in the relevant partnership agreement, limited liability company agreement, articles of incorporation or other organizational documents and in the Prospectus;

     (iii) There are no agreements or understandings between the Company or the Operating Partnership, on the one hand, and the owners (or related parties) of the voting stock of the Management Corps. and WRP Newco, on the other, that are inconsistent with the Operating Partnership being considered to be the record or beneficial owner of less than 10% of the outstanding voting stock of any of the Management Corps. or WRP Newco.

     (iv) All signatures to the Reviewed Documents are genuine, all documents were properly executed, all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, and all original documents from which any copies were made are authentic.

     (v) The Company is a validly organized and duly incorporated real estate investment trust under the laws of the State of Maryland. The Management Corps., WRP Newco and the QRS Corporations are validly organized and duly incorporated corporations under the laws of the states in which they are incorporated. The Operating Partnership, the Management Partnerships, and the Subsidiary Partnerships are duly organized and validly existing partnerships or limited liability companies under the laws of the states in which they are organized.

     For the purpose of our opinions, we have not made an independent investigation of the facts set forth in the Reviewed Documents. We consequently have assumed that the

Board of Trustees
Equity Residential Properties Trust
June 16, 1999
Page 4


information presented in such documents (including the Representation Letter and the Proxy Statement) or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any variation or difference in the facts from those set forth in the Reviewed Documents may affect the conclusions stated herein. In addition, if any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion letter is incorrect, our opinions might be adversely affected and may not be relied upon.

          Based upon, and subject to, the foregoing and the next paragraph below, we are of the opinion that:

          1. The Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 1992, December 31, 1993, December 31, 1994, December 31, 1995, December 31, 1996,
               December 31, 1997, and December 31, 1998, and the Company's current organization and method of operation should enable it to continue to meet the requirements for qualification and taxation as a REIT; and

Board of Trustees
Equity Residential Properties Trust
June 16, 1999
Page 5


          2. The discussion under the heading "Federal Income Tax Considerations" in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference in the Prospectus, and the discussion in the Prospectus under the heading "Additional Federal Income Tax Considerations," to the extent that they describe provisions of federal income tax law or legal conclusions, are correct in all material respects.

     This opinion letter is limited to the two opinions stated above. Our opinions do not, and are not intended to, address the tax consequences to any holder of Units with respect to the acquisition, ownership, redemption or disposition of its Units. For purposes of the second opinion stated above, the term "Prospectus" does not include the documents incorporated by reference in the Prospectus other than the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

     The Company's qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and described in the Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its share ownership. Hogan & Hartson L.L.P. will not review the Company's compliance with these requirements on a continuing basis. No assurance can be given that the actual results of the operations of the Company, the Operating Partnership, the Management Partnerships, the Management Corps., the QRS Corporations and the Subsidiary Partnerships, the sources of their income, the nature of their assets, the level of the Company's distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

     An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the Internal Revenue Service, or that a court considering the issue would not hold contrary to our opinions. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinions expressed herein. Nevertheless, we undertake no responsibility to advise you of any such changes.

Board of Trustees
Equity Residential Properties Trust
June 16, 1999
Page 6

     This opinion letter has been prepared for your benefit in connection with the filing of the Registration Statement. This opinion letter may not be used or relied upon by any other person or for any other purpose and may not be disclosed, quoted, filed with any governmental agency or otherwise referred to without our prior written consent of this firm. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to Hogan & Hartson L.L.P. under the caption "Federal Income Tax Considerations" in the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                              Very truly yours,



                              Hogan & Hartson L.L.P.